MANAGEMENT SERVICES AGREEMENT

EXHIBIT A

Dated September 16, 2025

Series of the Trust

The following Funds are covered under this agreement:

Day Hagan Smart Sector ETF
Day Hagan Smart Sector Fixed Income ETF
Day Hagan Smart Sector International ETF

Day Hagan Smart Buffer ETF
Eventide High Dividend ETF
Eventide US Market ETF

Eventide Large Cap Growth ETF

Eventide Large Cap Value ETF

Eventide Small Cap ETF

Eventide International ETF

Strategy Shares

By: _/s/ Jennifer Bailey __ _

Print Name: Jennifer Bailey

Title: Secretary

MFund Services LLC

By: _/s/ Jerry Szilagyi _____

Print Name: Jerry Szilagyi

Title: President